EXHIBIT 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of May 8, 2018 (the “Effective Date”), by and between EAST WEST BANK (“Bank”) and MAXWELL TECHNOLOGIES, INC., a Delaware corporation (“Borrower”).
RECITALS
A.Borrower and Bank are parties to the Loan and Security Agreement, dated as of July 3, 2015, as amended by (i) the First Amendment to the Loan and Security Agreement, dated as of April 12, 2016, by and between Bank and Borrower, (ii) the Second Amendment to the Loan and Security Agreement, dated July 27, 2016, by and between Bank and Borrower, (iii) the Third Amendment to the Loan and Security Agreement, dated October 31, 2016, by and between Bank and Borrower, (iv) the Fourth Amendment to the Loan and Security Agreement, dated February 28, 2017, by and between Bank and Borrower, and (iv) the Fifth Amendment to the Loan and Security Agreement, dated September 20, 2017, by and between Bank and Borrower (as amended, supplemented or otherwise modified through the date hereof, the “Existing Loan Agreement”) and various related agreements, documents and instruments (collectively with the Existing Loan Agreement, the “Existing Loan Documents”).
B.Bank and Borrower wish to amend and restate the Existing Loan Agreement as provided herein, without causing a novation of either of the Existing Loan Agreements or of any of the other Existing Loan Documents.

AGREEMENT
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.
1.2    Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.
2.    LOAN AND TERMS OF PAYMENT.
2.1    Credit Extensions.
(a)    Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(b)    Advances Under Revolving Line.
(i)    Amount.
(A)    Advances. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances (including Non-Formula Advances) in an aggregate outstanding amount not to exceed (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base, (ii) less the aggregate undrawn face amount of the Letters of Credit issued under the Letter of Credit Sublimit. Amounts borrowed pursuant to this

Section 2.1(b)(i)(A) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b)(i)(A) shall be immediately due and payable.
(B)    Non-Formula Advances. Subject to and upon the terms and conditions of this Agreement, the portion of any Advance not covered (to the extent thereof) by clauses (a) and (b) of the definition of Borrowing Base shall be deemed a “Non-Formula Advance” hereunder. The Non-Formula Advances shall only be outstanding during the Non-Formula Advance Period in an amount not to exceed, when aggregated with the outstanding principal amount of the prior Non-Formula Advances, the lesser of (A) Consolidated Cash on deposit with Bank on such date and on deposit in deposit and investment accounts with other financial institutions for which Bank has received written evidence, in form and substance reasonably satisfactory to Bank, of the amount on deposit in such accounts (the “Non-Formula Advances Consolidated Cash”), as set forth in the current Borrowing Base Certificate, or (B) Five Million Dollars ($5,000,000). Amounts borrowed pursuant to this Section 2.1(b)(i)(B) may be repaid and reborrowed at any time without penalty or premium until the last day of the Non-Formula Advance Period, at which time all Non-Formula Advances under this Section 2.1(b)(i)(B) shall be immediately due and payable. Bank shall apply amounts received with respect to the outstanding principal amount of the Advances first to the Non-Formula Advances under this Section 2.1(b)(i)(B), and only when such Advances are repaid shall such amounts be applied to the Advances under Section 2.1(b)(i)(A).
(ii)    Form of Request. Whenever Borrower desires an Advance (including a Non-Formula Advance), Borrower will notify Bank by facsimile or electronic transmission or telephone no later than 12:00 noon, Pacific time, on the Business Day that the Advance is to be made; provided, however, that if such Advance is to be a LIBOR Rate Advance, such notification shall be made no later than the time prescribed in Section 2.6(a). Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s reasonable discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or electronic transmission or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account at Bank.
(iii)    Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line (but, for clarity, not for calculating interest hereunder unless and until charged as an Advance in accordance with the following sentence). Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.
(iv)    Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit that may extend beyond the Revolving Maturity Date, then, effective as of the Revolving Maturity Date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit; provided, however, that if there are insufficient balances in such accounts to secure such obligations, Borrower shall promptly deposit such additional funds as are necessary to fully secure such obligations, as determined by Bank in its reasonable discretion, not to exceed one hundred five percent (105%) of the face amount of such outstanding and undrawn Letters of Credit. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding or continue.
2.2    Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess. If the aggregate amount of the outstanding Non-Formula Advances exceeds the lesser of the Non-Formula Advances Consolidated Cash or Five Million Dollars ($5,000,000), Borrower shall immediately pay to Bank, in cash, the amount of such excess.
2.3    Interest Rates, Payments, and Calculations.
(a)Interest Rates; Advances. Borrower may periodically elect to have interest accrue on the Advances at (i) the Prime Rate plus the applicable margin as set out below (the “Prime Rate Margin”) (each such Advance a “Prime Rate Advance”), or (ii) the LIBOR Rate plus the applicable margin as set out below (the “LIBOR Rate Margin”) (each such Advance a “LIBOR Rate Advance”).
The Prime Rate Margin or the LIBOR Rate Margin on any date of determination is the percentage indicated in the table below, based on the Total Leverage Ratio as of the last day of the most recently completed Fiscal Quarter:

Total Leverage Ratio	Prime Rate Margin	LIBOR Rate Margin
> 3.00:1.00	0.50%	3.25%
> 1.50:1.00 to < 3.00:1.00	0.25%	3.00%
<1.50:1.00	0.00%	2.75%

(a)    Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) two percent (2%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(b)    Payments. Interest hereunder shall be due and payable on the last calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable for Prime Rate Advances. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable for Prime Rate Advances. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.
(c)    Computation. With respect to Obligations bearing interest at the Prime Rate, in the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
2.4    Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon, Pacific time, shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.5    Fees. Borrower shall pay to Bank the following:
(a)    Commitment Fee. A fee equal to One Hundred Twenty-Five Thousand Dollars ($125,000), which shall be paid on the Effective Date and each of the first two anniversaries of the Effective Date and shall be fully earned and nonrefundable on each date due.
(b)    Unused Facility Fee. A monthly Unused Facility Fee of the difference between the Revolving Line and the average outstanding principal balance of the Advances during such calendar month, which fee shall be payable within five (5) days of the last day of each calendar month until the Termination Date and shall be fully earned and nonrefundable. The Unused Facility Fee with respect to a calendar month shall be per annum rate equal to the rate set forth below based on the Total Leverage Ratio for the most recently completed Fiscal Quarter preceding such month.

Total Leverage Ratio	Unused Facility Fee
> 3.00:1.00	0.50%
> 1.50:1.00 to < 3.00:1.00	0.40%
<1.50:1.00	0.30%

(c)    Bank Expenses. On the Effective Date, all Bank Expenses incurred through the Effective Date, and, after the Effective Date, all Bank Expenses, as and when they become due.
2.6    Additional Provisions Regarding LIBOR Rate Advances.
(a)    Borrower may obtain LIBOR Rate quotes from Bank between 9:00 a.m. and 11:00 a.m., Pacific time, on any Business Day. If Borrower elects to use the LIBOR-Based Rate interest option, Borrower shall give Bank irrevocable notice (either in writing or orally) between 9:00 a.m. and 11:00 a.m., Pacific time, two (2) Business Days’ prior to the desired effective date of such LIBOR-Based Rate. Any oral notice shall be given by, and any written notice shall be signed by, a Responsible Officer, and shall specify the requested effective date of the LIBOR-Based Rate, the LIBOR Interest Period and the LIBOR Amount, and whether Borrower is requesting a new LIBOR Rate Advance, the conversion of all or any portion of a Prime Rate Advance to a LIBOR Amount, or a new LIBOR Interest Period for an outstanding LIBOR Amount. No more than one LIBOR-Based Rate request shall be in effect at any one time during the term of this Agreement, except that, notwithstanding anything to the contrary contained in this Agreement, Borrower may select a separate LIBOR Interest Period for up to five (5) different LIBOR Amounts (each of which LIBOR Amounts must be in the minimum amount of One Hundred Thousand Dollars ($100,000)), provided that such selection is otherwise made in strict compliance with the terms of this Agreement.
(b)    If at any time the LIBOR Rate is unascertainable or unavailable to Bank or if LIBOR Rate Advances become unlawful, the option to select the LIBOR-Based Rate shall terminate immediately. If the LIBOR-Based Rate is then in effect, (i) it shall terminate automatically with respect to all LIBOR Amounts (A) on the last day of the respective LIBOR Interest Periods for such LIBOR Amounts if Bank may lawfully continue to maintain such LIBOR Rate Advances through such day, or (B) immediately if Bank may not lawfully continue to maintain such LIBOR Rate Advances through such day, and (ii) such LIBOR Amounts shall automatically become Prime Rate Advances upon such termination.
(c)    If at any time after the date hereof (i) any revision in or adoption of any applicable law, rule, or regulation or in the interpretation or administration thereof (A) shall subject Bank to any tax, duty, or other charge, or change the basis of taxation of payments to Bank with respect to any LIBOR Rate Advances, or (B) shall impose or modify any reserve, insurance, special deposit, or similar requirements against assets of, deposits with or for the account of, or credit extended by Bank, or impose on Bank any other condition affecting any such LIBOR Rate Advances, and (ii) the result of any of the foregoing is (A) to increase the cost to Bank of making or maintaining any such LIBOR Rate Advances or (B) to reduce the amount of any sum receivable under this Agreement by Bank, Borrower shall pay Bank within fifteen (15) days after demand by Bank such additional amount as will compensate Bank for such increased cost or reduction. The determination hereunder by Bank of such additional amount shall be conclusive in the absence of manifest error. If Bank demands compensation, Borrower may upon three (3) Business Days’ prior notice to Bank pay the accrued interest on all LIBOR Amounts, together with any additional amounts payable. Upon Borrower’s payment of such accrued interest and additional costs, the unpaid principal balance of such LIBOR Amounts shall immediately become Prime Rate Advances.
(d)    Borrower shall pay to Bank, on demand, such amount as Lender reasonably determines (determined as though 100% of the applicable LIBOR Amount had been funded in the London interbank market) is necessary to compensate Bank for any direct or indirect losses, expenses, liabilities, costs, expenses or reductions in yield to Bank, whether incurred in connection with liquidation or re-employment of funds or otherwise, incurred or sustained by Bank as a result of: (i) any payment or prepayment of a LIBOR Amount, termination of the LIBOR-Based Rate or conversion of a LIBOR Amount to a Prime Rate Advance on a day other than the last day of the applicable LIBOR Interest Period (including as a result of acceleration); or (ii) any failure of Borrower to borrow, continue or prepay any LIBOR Amount or to convert any portion of a Prime Rate Advance to a LIBOR Amount after Borrower has given a notice thereof to Bank.
(e)    If Borrower chooses the LIBOR-Based Rate, Borrower shall pay interest based on such rate, plus any other applicable taxes or charges hereunder, even though Bank may have obtained the funds loaned to Borrower from sources other than the London interbank market. Bank’s determination of the LIBOR-Based Rate and any such taxes or charges shall be conclusive in the absence of manifest error.
(f)    Notwithstanding any other term of this Agreement, Borrower may not select the LIBOR-Based Rate if an Event of Default has occurred and is continuing.
2.7    Term. This Agreement shall become effective on the Effective Date and, subject to Section 12.8, shall continue in full force and effect until the Termination Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.
3.    CONDITIONS PRECEDENT OF AMENDMENT AND RESTATEMENT AND LOANS.
3.1    Conditions Precedent to Amendment and Restatement. The obligation of Bank to enter into this amendment and restatement of the Existing Loan Agreement is subject to the satisfaction of the following condition precedent :
(a)    Bank shall have received, in form and substance satisfactory to Bank, the following:
(i)    this Agreement, duly executed by the parties hereto;
(ii)    an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement, duly executed by Borrower;
(iii)    a current Compliance Certificate in accordance with Section 6.2, duly executed by Borrower; and
(iv)    such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

(a)    The Swiss Subsidiary shall have reaffirmed its guaranty of the Obligations pursuant to the Swiss Subsidiary Guaranty Documents by executing this Agreement as set forth below;
(b)    Borrower shall have paid all reasonable Bank Expenses incurred through the date of this Agreement, which may be debited from any of Borrower's accounts;
(b)    the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the Effective Date; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such other date; and
(c)    no Event of Default shall have occurred and be continuing, or would exist after giving effect to the amendment and restatement.
3.2    Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension is subject to the following conditions:
(a)    timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1;
(b)    receipt by Bank of an executed Disbursement Letter in the form of Exhibit F attached hereto; and
(c)    the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. The representations and warranties contained in the Swiss Subsidiary Guaranty Documents shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower and the Swiss Subsidiary on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
4.    CREATION OF SECURITY INTEREST.
4.1    Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Other than with respect to any Liens described in clause (c) of the definition of Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property Collateral, except in connection with Permitted Liens and Permitted Transfers. Notwithstanding any termination Bank’s commitment to make Credit Extensions under this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
4.2    Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement; provided, however, that Bank shall not take possession of Collateral consisting of operating assets to perfect its security interest therein so long as an Event of Default does not exist. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts (other than Excluded Accounts), letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.
4.3    Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
4.4    Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Borrower represents and warrants to Bank that as of the Closing Date there were no Material Foreign Subsidiaries (other than the Swiss Subsidiary); provided, however, that, as of the Effective Date the Korean Subsidiary is a Material Foreign Subsidiary and Borrower shall comply with Section 6.10 on or before the date specified in Section 6.12. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default, Bank may cause the transfer of any securities included in the Collateral (including, but not limited to, the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
5.    REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants as follows:
5.1    Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.
5.3    Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. The Eligible Accounts of Borrower are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the Account Debtor or its agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account of Borrower. No licenses or agreements giving rise to such Eligible Accounts is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.
5.4    Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such invalidation, unenforceability or claim could not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.
5.5    Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10.
5.6    Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, as of the Effective Date there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.
5.7    No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
5.8    Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
5.9    Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.
5.10    Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
5.11    Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
5.12    Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any inbound license or other agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property which prohibition or restriction could reasonably be expected to cause a Material Adverse Effect.
5.13    Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.
5.14    Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
5.15    No Material Adverse Effect. No Material Adverse Effect or event reasonably expected to cause a Material Adverse Effect has occurred.
6.    AFFIRMATIVE COVENANTS.
Borrower covenants that, until the Termination Date, Borrower shall do all of the following:
6.1    Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in its jurisdiction of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
6.2    Financial Statements, Reports, Certificates.
(a)    Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter, a company prepared consolidated statement of cash flows covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (iii) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission within five (5) days of filing with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, any actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect; (vi) as soon as available, but in any event within thirty (30) days of the start of each Fiscal Year, Borrower’s financial and business projections and budget for such year, with evidence of approval thereof by Borrower’s board of directors; (vii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (viii) within thirty (30) days of the last day of each Fiscal Quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including, but not limited to, any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.
(b)    Within fifteen (15) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.
(c)    Within fifteen (15) days after the last day of each month, Borrower shall deliver to Bank an aged listings by invoice date of accounts receivable and accounts payable on a non-consolidated basis.
(d)    Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.
(e)    Immediately upon becoming aware of the occurrence or existence of an Event of Default, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.
(f)    Borrower shall give Bank prompt written notice of the termination of service, for any reason, of its Chief Executive Officer or its Chief Financial Officer.
(g)    Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing. The cost of such audits shall be Eight Hundred Fifty Dollars ($850) per day plus Bank’s reasonable out-of-pocket expenses.
Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.
6.3    Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than One Hundred Thousand Dollars ($100,000) which Borrower reasonably believes are substantiated or likely to be substantiated by the account debtors asserting such disputes and claims.
6.4    Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
6.5    Insurance.
(a)    Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.
(b)    All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. Bank confirms that the policies in effect as of the Effective Date, as previously delivered to Bank, are acceptable in form and are with acceptable insurers. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.
6.6    Accounts.
(a)    Deposit and Operating Accounts. The Borrower shall maintain its primary depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s Affiliates (covered by satisfactory control agreements). Any accounts permitted hereunder to be maintained outside Bank shall be subject to control agreements in form and content reasonably acceptable to Bank. In addition, Borrower shall not invest any funds on deposit in deposit accounts maintained outside Bank in any financial products offered by the depository institution at which such accounts are maintained.
(b)    Lockbox; Account Collection Services.

(i)    Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”).
(ii)    So long as no Event of Default exists or an event that with notice or lapse of time or both will be an Event of Default, within three (3) days of receipt of any amounts by Bank (whether directly from Borrower or into the Lockbox), Bank will turn over to Borrower the proceeds of the Accounts of Borrower by deposit in Borrower’s deposit account with Bank; provided, however, that if an Event of Default exists, Bank may deduct from the proceeds amounts due and owing to Bank hereunder before depositing them in Borrower’s deposit account with Bank.
(iii)    If Liquidity as of the last day of any calendar month is less than Twenty Million Dollars ($20,000,000) (the “Minimum Liquidity Amount”), as determined by Bank, based on (x) the Consolidated Cash with financial institutions other than Bank as of such day, (y) the Consolidated Cash on deposit in deposit accounts maintained with Bank as of such day, and (z) the most recently delivered Borrowing Base Certificate (as delivered by Borrower in accordance with Section 6.2(b) or, if not so delivered, as prepared by Bank), then, for so long as Liquidity remains less than the Minimum Liquidity Amount, when amounts are due and owing to Bank hereunder Bank may deduct such amounts from the proceeds of Accounts before depositing them in Borrower’s deposit account with Bank.
6.7    Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:
(a)    Minimum Liquidity. A minimum Liquidity at all times of Fifteen Million Dollars ($15,000,000).
(b)    Minimum EBITDA. A minimum EBITDA as the last day of each Fiscal Quarter for the two (2) Fiscal Quarters then ended, as set forth below:

Fiscal Quarter Ending	Minimum EBITDA
March 31, 2018	($7,000,000)
June 30, 2018	($10,000,000)
September 30, 2018	($6,000,000)
December 31, 2018	($5,000,000)
March 31, 2019	($2,000,000)
June 30, 2019	$1,000,000
September 30, 2019, and each Fiscal Quarter thereafter	$3,000,000

For clarity, the foregoing minimum EBITDA requirements, including, without limitation, for the Fiscal Quarter ended March 31, 2018, amend and restate in their entirety the minimum EBITDA requirements set forth in the Existing Loan Agreement and, as such, Borrower’s compliance with the minimum EBITDA covenant as of March 31, 2018 shall be determined based on the above amended minimum EBITDA covenant.

6.8    Registration of Intellectual Property Rights.
(a)    Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable material intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.
(b)    Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.
(c)    Borrower shall (i) give Bank not less than thirty (30) days’ prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.
(d)    Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.
(e)    Borrower shall use commercially reasonably efforts to (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets material to Borrower’s business, (ii) detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.
(f)    Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.
(g)    Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.
(h)    Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office and United States Copyright Office, including the date of such filing and the registration or application numbers, if any.
(i)    Borrower shall give Bank prompt written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(j)    Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets material to Borrower’s business, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.
6.9    Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith take such actions as Bank may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents; provided, however, that the failure to obtain any such consent or waiver shall not constitute an Event of Default.
6.10    Creation/Acquisition of Subsidiaries. If Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and shall take all such action as may be reasonably required by Bank to cause such Subsidiary, if it is a Domestic Subsidiary to guarantee the Obligations and to grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B hereto), and Borrower shall grant and pledge to Bank, or cause the applicable Subsidiary to grant and pledge, a perfected security interest in the stock, units or other evidence of ownership of such Subsidiary, provided that if such Subsidiary is a Material Foreign Subsidiary, the grant and pledge shall be with respect to not more than sixty-five percent (65%) of the voting power of all classes of capital stock of such Subsidiary.
6.11    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
6.12    Post-Effective Date Covenant. Notwithstanding anything to the contrary contained herein, not later than June 30, 2018, Borrower shall execute and deliver to Bank a pledge agreement, in form and substance reasonably acceptable to Bank, granting and pledging to Bank to secure the Obligations sixty-five percent (65%) of the voting stock of the Korean Subsidiary.
7.    NEGATIVE COVENANTS.
Borrower covenants and agrees that, until the Termination Date, Borrower will not do any of the following without Bank’s prior written consent:
7.1    Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.
7.2    Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days’ prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its Fiscal Year end; have a Change in Control.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except for (i) Permitted Acquisitions, and (ii) mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower.
7.4    Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank; provided, however, that Borrower may prepay any Indebtedness by conversion of such Indebtedness (or any portion thereof) into capital stock in Borrower.
7.5    Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.
7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase and would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.
7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Domestic Subsidiary, the Swiss Subsidiary or any Material Foreign Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.
7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
7.10    Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless such third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from such third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11    No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
8.1    Payment Default. If Borrower fails to (i) pay any principal or interest with respect to any Credit Extension when due or (ii) pay any of the other Obligations within five (5) Business Days of the date due;
8.2    Covenant Default.
(a)    If Borrower fails to perform any obligation under Sections 6.5, 6.6, or 6.7 or violates any of the covenants contained in Article 7; or
(b)    If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;
8.3    Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;
8.4    Defective Perfection. If Bank shall receive at any time following the Effective Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;
8.5    Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five (5) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);
8.6    Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.7    Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that would reasonably be expected to have a Material Adverse Effect;
8.8    Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;
8.9    Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any Subsidiary and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);
8.10    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; and
8.11    Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor.
8.12    Swiss Subsidiary Guaranty Documents. If Bank does not have a first priority perfected security interest in the Swiss Subsidiary’s assets that are subject to the Swiss Subsidiary Guaranty Documents.
9.    BANK’S RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);
(b)    Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;
(c)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;
(d)    Settle or adjust disputes and claims directly with Account Debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(e)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
(f)    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;
(g)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(h)    Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale. Bank may credit bid and purchase at any public sale; and
(i)    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations.
Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify Account Debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with Account Debtors, for amounts and upon terms which Bank determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.
9.3    Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower under an Account of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the Account Debtor, with proper endorsements for deposit.
9.4    Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
9.5    Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
9.6    No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.
9.7    Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.
9.8    Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
10.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its address set forth below:

If to Borrower:            Maxwell Technologies, Inc.
3888 Calle Fortunada
San Diego, CA 92123
Attn: Emily Lough, Esq.

If to Bank:            East West Bank
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Attn: Chris Hetterly, Managing Director
A party may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.
California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including, without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
12.    GENERAL PROVISIONS.
12.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided, however, that if any such sale or transfer is effected while no Event of Default exists, Borrower’s prior written consent shall be required, which shall not be unreasonably withheld, delayed or conditioned.
12.2    Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
12.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
12.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
12.5    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties, with prior notice to Borrower.
12.6    Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.
12.7    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.  Delivery of an executed signature page of this Agreement and all other documents executed in connection with the Revolving Line by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.
12.8    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
12.9    Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Revolving Line, so long as such prospective transferees or purchasers are bound by confidentiality obligations substantially similar to those set forth in this Section 12.9, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.
12.10    Delivery of Termination Statements and Lien Releases. Upon termination of this Agreement and payment in full in cash and performance of all of the Obligations (other than unmatured indemnification Obligations as to which no claim for payment has been made and any cash collateralized Obligations pursuant to Section 2.1(b)(iv)), Bank shall deliver to Borrower (or shall authorize Borrower to record) termination statements, releases and any other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations (other than any Liens on cash collateral pursuant to Section 2.1(b)(iv) until the Obligations secured thereby have been satisfied).
12.11    Release by Borrower.
(a)    FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the Effective Date (collectively the “Released Claims”). Without limiting the foregoing, the Released Claims shall include all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.
(b)    In furtherance of the release in this Section 12.11, Borrower expressly acknowledges and waives all rights under Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)    By entering into the release in this Section 12.11, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
(d)    The release in this Section 12.11 may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained in this Section 12.11 constitutes a material inducement to Bank to enter into this Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

(e)    The provisions, waivers and releases set forth in this Section 12.11 are binding upon Borrower and Borrower’s stockholders, officers, employees, agents, assigns and successors in interest. The provisions, waivers and releases of this Section 12.11 shall inure to the benefit of Bank and its stockholders, officers, employees, agents, assigns and successors in interest.
(f)    Borrower represents and warrants that Borrower is the sole and lawful owner of all right, title and interest in and to all of the Released Claims and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any Person any such Released Claim or any portion thereof. Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer prior to the date of this Agreement.
(g)    The provisions of this Section 12.11 shall survive payment in full of the Obligations, full performance of all the terms of this Agreement, and/or Bank’s actions to exercise any remedy available under this Agreement or otherwise.
12.12    No Novation. This Amended and Restated Loan Agreement amends and restates, in its entirety, the Existing Loan Agreement, and is not intended to be, and shall not be construed to create, a novation or accord and satisfaction with respect to the Obligations under the Existing Loan Agreement or any of the other Existing Loan Documents.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MAXWELL TECHNOLOGIES, INC.

By: /s/ David Lyle_______
Name: __David Lyle_____
Title: CFO_____________

EAST WEST BANK

By: /s/ Chris Hetterly_______
Name: _ Chris Hetterly______________________
Title: Managing Director_______

[Signature Page to Amended and Restated Loan and Security Agreement]

The Swiss Subsidiary consents to the modifications to the Obligations pursuant to this Amended and Restated Loan and Security Agreement, hereby ratifies the provisions of the Swiss Subsidiary Guaranty Documents and confirms that all provisions of Swiss Subsidiary Guaranty Documents are in full force and effect.

MAXWELL TECHNOLOGIES SA

By: /s/ Emily Lough__________
Name:___Emily Lough______________________
Title: Director_________

[Signature Page to Amended and Restated Loan and Security Agreement]

EXHIBIT A
DEFINITIONS
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower or the Swiss Subsidiary arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower or the Swiss Subsidiary and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower or the Swiss Subsidiary and Borrower’s Books and the Swiss Subsidiary’s books and records relating to any of the foregoing.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Availability” means as of any date, the amount equal to (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base on such date, less (i) the sum of (A) the Advances outstanding on such date, (B) the aggregate undrawn face amount on such date of the Letters of Credit issued under the Letter of Credit Sublimit, and (C) the Non-Formula Advances.
“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and reasonable expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Bank Product” means any financial accommodation extended to Borrower or its Subsidiaries by Bank (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) cash management, including controlled disbursement, accounts or services, (e) Automated Clearing House transactions, and (f) Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to a Bank Product Provider with respect to a Bank Product pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.
“Bank Product Provider” means any provider of any Bank Product.
“Borrower State” means Delaware, the state under whose laws Borrower is organized.
“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

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“Borrowing Base” means an amount equal to the sum of (a) eighty percent (80%) of Eligible Domestic Accounts, plus (b) the Designated Percentage of Eligible Foreign Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower; provided that Bank may, in its reasonable credit judgment, adjust the percentage advance rate with respect to the Eligible Domestic Accounts and the Eligible Foreign Accounts from time to time, plus, during the Non-Formula Advance Period, (c) the lesser of (i) one hundred percent (100%) of all Non-Formula Advances Consolidated Cash or (ii) Five Million Dollars ($5,000,000). “Designated Percentage” means the percentage determined by Bank from time to time in its reasonable credit judgment, which shall not be less than sixty percent (60%), except upon Bank’s advance written notice to Borrower, based on the results of a collateral audit disclosed to Borrower.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close; provided, however, that when used in connection with a LIBOR Rate, LIBOR Amount or LIBOR Interest Period, such term shall also exclude any day on which dealings in U.S. dollar deposits are not carried on in the London interbank market.
“Cash” means unrestricted cash and unrestricted cash equivalents (cash and cash equivalents in Excluded Accounts are not unrestricted) on deposit with Bank or on deposit with another financial institution in a deposit or investment account in the United States for which Bank has a perfected first priority security interest.
“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
“Chief Executive Office State” means California, where Borrower’s chief executive office is located.
“Closing Date” means July 3, 2015.
“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit B attached hereto.
“Collateral State” means the state or states where the Collateral is located, which are California, Arizona and Switzerland.
“Consolidated Cash” means, as of any date, the aggregate amount of Cash of Borrower and its Subsidiaries as of such date.
“Consolidated Net Income” means the consolidated net income (or deficit) of Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.
“Consolidated Total Indebtedness” means the consolidated Indebtedness of Borrower and its Subsidiaries.
“Consolidated Total Interest Expense” means with respect to any period, the aggregate amount of interest required to be paid or accrued by Borrower and its Subsidiaries during such period on all Indebtedness of Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with

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recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.
“Domestic Subsidiary” means any Subsidiary which is organized under the laws of the United States or any state or territory thereof or the District of Columbia.
“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of equity interests of Borrower or any Subsidiary, the granting of stock options, the granting of restricted stock and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such equity interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss) plus (v) with respect to any Permitted Acquisition after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules in the event that such an adjustment is required by Borrower's independent auditors, in each case, as determined in accordance with GAAP, plus (vi) the amount of all other non-cash adjustments and impairment charges approved by Bank.
“Eligible Accounts” means (i) the Eligible Domestic Accounts, and (ii) the Eligible Foreign Accounts.
“Eligible Domestic Accounts” means (i) those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3 and (ii) those Accounts that arise in the ordinary course of the Swiss Subsidiary’s business that comply with all of the Swiss Subsidiary’s representations and warranties to Bank set forth in the Swiss Subsidiary Guaranty Documents; provided, that Bank may change the standards of eligibility by giving Borrower and the Swiss Subsidiary thirty (30) days’ prior written notice. Unless otherwise agreed to by Bank, Eligible Domestic Accounts shall not include the following:

(a)	Accounts that the Account Debtor has failed to pay in full within ninety (90) days of invoice date;

(b)	Credit balances over ninety (90) days;

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(c)	Accounts with respect to an Account Debtor, fifty percent (50%) or more of whose Accounts the Account Debtor has failed to pay within ninety (90) days of invoice date;

(d)
Accounts with respect to an Account Debtor, including its Affiliates, whose total obligations to Borrower and the Swiss Subsidiary exceed thirty-five percent (35%) of the aggregate Accounts of Borrower and the Swiss Subsidiary, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e)	Accounts with respect to which the Account Debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f)
Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g)
Accounts with respect to which Borrower or the Swiss Subsidiary is liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower or the Swiss Subsidiary, as applicable, but only to the extent of any amounts owing to the Account Debtor against amounts owed to Borrower or the Swiss Subsidiary, as applicable;

(h)
Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the Account Debtor may be conditional;

(i)	Accounts with respect to which the Account Debtor is an officer, employee, agent or Affiliate of Borrower or the Swiss Subsidiary;

(j)
Accounts that have not yet been billed to the Account Debtor or that relate to deposits (such as good faith deposits) or other property of the Account Debtor held by Borrower or the Swiss Subsidiary for the performance of services or delivery of goods which Borrower or the Swiss Subsidiary, as applicable, has not yet performed or delivered;

(k)
Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its good faith credit judgment, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)	Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(m)	Retentions and hold-backs.
Eligible Domestic Accounts may include Accounts of the Swiss Subsidiary for so long as Bank has a perfected security interest in the Swiss Subsidiary’s assets in accordance with the Swiss Subsidiary Guaranty Documents.
“Eligible Foreign Accounts” means (i) those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3 with respect to which the Account Debtor does not have its principal place of business in the United States and is not located in an OFAC sanctioned country, and (ii) those Accounts that arise in the ordinary course of the Swiss Subsidiary’s business that comply with all of the Swiss Subsidiary’s representations and warranties to Bank set forth in the Swiss Subsidiary Guaranty Documents with respect to which the Account Debtor does not have its principal place of business in the United States and is not located in an OFAC sanctioned country; provided, that Bank may change the standards of

4

eligibility by giving Borrower and the Swiss Subsidiary thirty (30) days’ prior written notice. Unless otherwise agreed to by Bank, Eligible Foreign Accounts shall not include the following:

(a)	Accounts that the Account Debtor has failed to pay in full within ninety (90) days of invoice date;

(b)	Credit balances over ninety (90) days;

(c)	Accounts with respect to an Account Debtor, fifty percent (50%) or more of whose Accounts the Account Debtor has failed to pay within ninety (90) days of invoice date;

(d)
Accounts with respect to an Account Debtor, including its Affiliates, whose total obligations to Borrower and the Swiss Subsidiary exceed thirty-five percent (35%) of the aggregate Accounts of Borrower and the Swiss Subsidiary, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e)
Accounts with respect to which Borrower or the Swiss Subsidiary is liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower or the Swiss Subsidiary, as applicable, but only to the extent of any amounts owing to the Account Debtor against amounts owed to Borrower or the Swiss Subsidiary, as applicable;

(f)
Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the Account Debtor may be conditional;

(g)	Accounts with respect to which the Account Debtor is an officer, employee, agent or Affiliate of Borrower or the Swiss Subsidiary;

(h)
Accounts that have not yet been billed to the Account Debtor or that relate to deposits (such as good faith deposits) or other property of the Account Debtor held by Borrower or the Swiss Subsidiary for the performance of services or delivery of goods which Borrower or the Swiss Subsidiary, as applicable, has not yet performed or delivered;

(i)
Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its good faith credit judgment, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(j)	Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(k)	Retentions and hold-backs.
All Eligible Foreign Accounts must be calculated in U.S. Dollars. Eligible Foreign Accounts may include Accounts of the Swiss Subsidiary for so long as Bank has a perfected security interest in the Swiss Subsidiary’s assets in accordance with the Swiss Subsidiary Guaranty Documents.
“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

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“Event of Default” has the meaning assigned in Article 8.
“Excluded Accounts” means any deposit account (i) used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee wages and benefits or (ii) used exclusively as a pension account or 401(k) accounts.
“Excluded Property” means (i) Excluded Accounts, and (ii) the equity interest of Borrower in any Foreign Subsidiary, to the extent that it exceeds sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of such Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter
“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
“Fiscal Year” means Borrower’s fiscal year.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.
“Hedge Agreement” means any and all transactions, agreements, or documents, now existing or hereafter entered into between Borrower or its Subsidiaries and Bank, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	All trade secrets, and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	All design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)
All claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

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(g)	All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Inventory” means all present and future inventory in which Borrower has any interest.
“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Korean Subsidiary” means Nesscap Korea Co., Ltd.
“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iii).
“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed Twenty-Five Million Dollars ($25,000,000).
“LIBOR Amount” means each principal amount for which Borrower chooses to have the LIBOR-Based Rate apply for any specified LIBOR Interest Period.
“LIBOR-Based Rate” shall mean, for any LIBOR Interest Period with respect to a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (1/16 of 1%) equal to the sum of (a) (i) the LIBOR Rate for such LIBOR Interest Period divided by (ii) one (1) minus the Reserve Requirement for such LIBOR Interest Period plus (b) the LIBOR Rate Margin, as determined in accordance with Section 2.3(a).
“LIBOR Interest Period” means, with respect to any LIBOR Amount, a period of thirty (30) days, sixty (60) days or ninety (90) days commencing on the date the LIBOR-Based Rate becomes applicable thereto; provided, however, that: (i) the first day of each LIBOR Interest Period must be a Business Day; (ii) no LIBOR Interest Period shall be selected which would extend beyond the Revolving Maturity Date; (iii) any LIBOR Interest Period which would otherwise expire on a day which is not a Business Day, shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such LIBOR Interest Period into another calendar month, in which event the LIBOR Interest Period shall end on the immediately preceding Business Day; and (iv) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of a calendar month.
“LIBOR Rate” means the offered rate for deposits in United States Dollars (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (1/16 of 1%)), for delivery of such deposits on the first day of a LIBOR Interest Period for a LIBOR Rate Advance for the number of days in such LIBOR Interest Period, which appears on Bloomberg Page BBAM1.
“LIBOR Rate Advance” has the meaning assigned in Section 2.3(a)(ii).
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Liquidity” means as of any date, the sum of (i) Availability on such date and (ii) Consolidated Cash on such date less the Non-Formula Advances outstanding on such date.
“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Material Adverse Effect” means (i) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral in relation to the Revolving Line; (b) a material adverse change in the business,

7

operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Material Foreign Subsidiary” means any Foreign Subsidiary that as of any date of determination represents more than five percent (5%) of the consolidated total assets or total revenues of Borrower and its Subsidiaries, as determined in accordance with GAAP.
“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.
“Non-Formula Advance” has the meaning specified in Section 2.1(b)(i)(B).
“Non-Formula Advance Period” means the period commencing on the Effective Date and ending on the first anniversary thereof.
“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including (i) any interest that accrues after the commencement of an Insolvency Proceeding, (ii) any Bank Product Obligations and (iii) any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.
“Permitted Acquisition” means any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any stock, or other ownership interest in, any other Person or any purchase or other acquisition of all or any part of the business, Intellectual Property or other assets of any other Person (an “Acquisition”) so long as:
(a)    no Event of Default has occurred, is continuing or would result from the consummation of the proposed Acquisition;
(b)     such Acquisition and all transactions related thereto are consummated in accordance with all applicable material laws, ordinances, rules, regulations and requirements of all applicable governmental authorities;
(c)     Borrower has provided the Bank with (i) written notice of the proposed Acquisition at least fifteen (15) days prior to its anticipated closing date of the proposed Acquisition and, (ii) not later than two (2) Business Days prior to the anticipated closing date, copies of the then current drafts of acquisition agreement and other material documents relative to the proposed Acquisition;
(d)     the subject assets or stock, as applicable, are being acquired directly by Borrower and, in the case with an acquisition of stock, Borrower complies with Section 4.4 and Section 6.10;
(f)    the Acquisition is of a business in a substantially similar or complementary line of business as Borrower (or, for an Acquisition of intellectual property or other assets, is of a kind used in Borrower’s line of business);
(g)     the cash consideration paid and liabilities assumed in connection with the proposed Acquisition (which shall include all contingent liabilities, including any purchase price obligations or earn-outs, incurred in connection with the proposed Acquisition), when aggregated with the cash consideration paid and liabilities assumed in connection with all prior Permitted Acquisitions does not exceed Five Million Dollars ($5,000,000); and

8

(h)    after giving effect to such Acquisition, Borrower will be in full compliance with the financial covenants set forth in Section 6.7.
“Permitted Dispositions” means sales or dispositions of assets of Borrower or any Subsidiary (including equity interests of any Subsidiary) so long as:
(a)    no Event of Default has occurred, is continuing or would result from the consummation of the proposed sale or disposition;
(b)    such sale or disposition is made on arms-length basis at fair market value and the aggregate fair market value of all assets disposed of in Fiscal Year (including the proposed sale or disposition) does not exceed Five Hundred Thousand Dollars ($500,000); and
(c)    after giving effect to such sale or disposition Borrower will be in full compliance with the financial covenants set forth in Section 6.7.
“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Effective Date and disclosed in the Schedule;

(c)
Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any Fiscal Year secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness with respect to surety bonds and similar obligations;

(f)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)	Indebtedness to trade creditors incurred in the ordinary course of business;

(h)
Indebtedness in an aggregate principal amount of up to Sixty-Five Million Dollars ($65,000,000) evidenced by the Convertible Senior Notes issued by Borrower pursuant to the Indenture, dated September 2017; and

(i)	Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased.
“Permitted Investment” means:

(a)	Investments in Borrower’s Subsidiaries as of the Effective Date and the other Investments existing on the Effective Date as disclosed in the Schedule;

(b)
(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, (iv) Bank’s money market accounts, and (v) Cash;

9

(c)
Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any Fiscal Year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;

(d)	Investments accepted in connection with Permitted Transfers;

(e)	Investments of Subsidiaries in other Subsidiaries or Borrower;

(f)
Investments by Borrower in Subsidiaries not to exceed (i) with respect to the Swiss Subsidiary, Five Million Dollars ($5,000,000) in the aggregate in any Fiscal Year and (ii) with respect to all other Subsidiaries, not more than One Million Dollars ($1,000,000) in the aggregate in any Fiscal Year;

(g)
Investments not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any Fiscal Year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(h)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(i)
Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(j)	Investments constituting Permitted Acquisitions; and

(k)
Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any Fiscal Year.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Effective Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)
Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)
Liens (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment, provided that the aggregate dollar amount of the Indebtedness secured by such Liens does not exceed the dollar amount specified in clause (c) of the definition of Permitted Indebtedness;

(d)
Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money;

10

(e)
Liens on amounts deposited to secure Borrower's and its Subsidiaries' obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money;

(f)	Liens arising from precautionary Code financing statements (or equivalent filings or registrations in foreign jurisdictions) filed under any lease permitted by this Agreement;

(g)	Liens in connection with any Subordinated Debt permitted pursuant to the terms of this Agreement;

(h)	Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed Fifty Thousand Dollars ($50,000);

(i)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 or Section 8.9;

(j)
Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts; and

(k)
Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (j) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)	Worn-out or obsolete Equipment;

(d)	Permitted Dispositions;

(e)	Cash in a manner that is not prohibited by the terms of the Loan Documents;

(f)	Permitted Liens; and

(g)	Assets due to their involuntary loss, damage or destruction.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the variable rate of interest, per annum, published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect.
“Prime Rate Advance” has the meaning assigned in Section 2.3(a)(i).
“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

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“Reserve Requirement” means, for any LIBOR Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such LIBOR Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any regulatory change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR Rate” or (ii) any category of extensions of credit or other assets which include Advances.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower or such other senior officer that Borrower designates in writing to Bank.
“Revolving Line” means a Credit Extension of up to Twenty-Five Million Dollars ($25,000,000) (inclusive of the aggregate undrawn face amount of Letters of Credit issued under the Letter of Credit Sublimit and the Non-Formula Advances).
“Revolving Maturity Date” means May 8, 2021.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Shares” means (i) one hundred percent (100%) of the issued and outstanding capital stock of the Swiss Subsidiary and (ii) sixty-five percent (65%) of the issued and outstanding voting capital stock, membership units of each other Material Foreign Subsidiary.
“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).
“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.
“Swiss Subsidiary” means Maxwell Technologies SA.
“Swiss Subsidiary Guaranty Documents” means (i) the Assignment Agreement between the Swiss Subsidiary and Bank, and (ii) all other documents entered into by the Swiss Subsidiary to grant, perfect and to give notice of Bank’s security interest in the Swiss Subsidiary’s assets.
“Termination Date” means the date upon all the commitments by the Bank to fund hereunder have expired or terminated and the principal of and interest on all Credit Extensions has been paid in full and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full and all Letters of Credit have been satisfied or otherwise cash collateralized in accordance with Section 2.1(b)(iv).
“Total Leverage Ratio” means as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Indebtedness on such day, to (b) EBITDA for four (4) Fiscal Quarters ending on such day.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

12

DEBTOR            MAXWELL TECHNOLOGIES, INC.
SECURED PARTY:        EAST WEST BANK
EXHIBIT B
COLLATERAL DESCRIPTION ATTACHMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)
all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)
all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)
all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)
all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)
all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

Notwithstanding the foregoing, the Collateral does not include Excluded Property.
All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS Noon, P.S.T.

To: FAX #: ______________		DATE: ____________________ TIME: _______________
FROM:	MAXWELL TECHNOLOGIES, INC. Borrower's Name	TELEPHONE REQUEST (For Bank Use Only):
FROM:	Authorized Signer's Name	The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
FROM:	Authorized Signature (Borrower)	Authorized Request & Phone #
PHONE #:		Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$__________________________________	Date Rec'd:
PRINCIPAL PAYMENT (ONLY)	$__________________________________	Time:
		Comp. Status:	YES	NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Loan Advance/Paydown Request Form; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)		YES	NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.
OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

EXHIBIT D

BORROWING BASE CERTIFICATE

EXHIBIT E

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	Chris Hetterly
East West Bank
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Chris.hetterly@eastwestbank.com

FROM:	MAXWELL TECHNOLOGIES, INC.
The undersigned authorized Officer of Maxwell Technologies, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP), where applicable, and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.
Please indicate compliance status by circling Yes/No/N/A under “Complies” column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Monthly F/S Company Prepared Quarterly F/S	Monthly, within 30 days Quarterly, within 45 days	Yes Yes	No No	N/A N/A
Compliance Certificate	Monthly, within 30 days	Yes	No	N/A
CPA Audited, Unqualified F/S, as set forth in 10-K	Annually, within 90 days of FYE	Yes	No	N/A
Borrowing Base Certificate	Monthly, within 15 days	Yes	No	N/A
A/R and A/P Agings	Monthly, within 15 days	Yes	No	N/A
Annual Business Plan	Annually, within 30 days of start of FY	Yes	No	N/A
Intellectual Property Report	Quarterly within 30 days	Yes	No	N/A
10-Q	Quarterly, within 5 days of SEC filing (50 days)	Yes	No	N/A
10-K	Annually, within 5 days of SEC filing (95 days)	Yes	No	N/A

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
Minimum Liquidity (tested daily)	$15,000,000	$__________	Yes	No	N/A
2 Quarter Minimum EBITDA (tested quarterly)	$___________	$__________	Yes	No	N/A

Total Leverage Ratio as of _________, 201_: _________: 1.00.

Please Enter Below Comments Regarding Violations:
The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.
Very truly yours,
MAXWELL TECHNOLOGIES, INC.

Authorized Signer
Name:    _____________________________
Title: ________________________________

SCHEDULE OF EXCEPTIONS
Permitted Indebtedness (Exhibit A)
Cash collateral in connection with a hedging transaction account and a credit card transaction account, each held with Wells Fargo Bank.
Permitted Investments (Exhibit A)
Joint development activities with Corning, Incorporated.
Permitted Liens (Exhibit A)
Cash collateral in connection with a hedging transaction account and a credit card transaction account, each held with Wells Fargo Bank.
Intellectual Property Licenses (Section 5.4)
None.
Prior Names (Section 5.5)
See Perfection Certificate
Litigation (Section 5.6)
See Perfection Certificate
Inbound Licenses (Section 5.12)
None.

EXHIBIT F
DISBURSEMENT LETTER
[_________]
The undersigned, being the duly elected and acting          of Maxwell Technologies, Inc., a Delaware corporation (“Borrower”), does hereby certify to East West Bank (“Bank”), in connection with the Amended and Restated Loan and Security Agreement, dated as of May 8, 2018, by and among Borrower and Bank (as modified, amended and/or restated from time to time, the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:
1.    The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.
2.    No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.
3.    Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.
4.    All conditions referred to in Section 3 of the Loan Agreement to the making of the Credit Extension(s) to be made on or about the date hereof have been satisfied or waived by Bank.
5.    No Material Adverse Change has occurred.
6.    The undersigned is a Responsible Officer.
7.    The aggregate proceeds of the Credit Extensions to be credited to Borrower’s account at East West Bank

[Balance of Page Intentionally Left Blank]

Dated as of the date first set forth above.

BORROWER:

MAXWELL TECHNOLOGIES, INC.

By
Name:
Title:

BANK

EAST WEST BANK

By:
Name:
Title:

[Signature Page to Disbursement Letter]

1

EAST WEST BANK
Member FDIC
ITEMIZATION OF AMOUNT FINANCED
DISBURSEMENT INSTRUCTIONS
(Revolver)

Name: MAXWELL TECHNOLOGIES, INC. Date: [DATE]

$	credited to deposit account No. ___________ when Advances are requested or disbursed to Borrower by cashier’s check or wire transfer

Amounts paid to others on your behalf:
$	to East West Bank for Loan Fee
$	to East West Bank for Document Fee
$	to East West Bank for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses
$	to _______________
$	to _______________
$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for East West Bank to disburse the loan proceeds as stated above.

Signature	Signature

EAST WEST BANK
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC

To: East West Bank

Re: Loan # ___________________________________

You are hereby authorized and instructed to charge account No. _________________________ in the name of MAXWELL TECHNOLOGIES, INC.
for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒ Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date
[DATE]
[DATE]

USA FREEDOM ACT
NOTICE
OF
CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

3

DEBTOR            MAXWELL TECHNOLOGIES, INC.
SECURED PARTY:        EAST WEST BANK
Exhibit A to UCC Financing Statement
COLLATERAL DESCRIPTION ATTACHMENT TO UCC NATIONAL FINANCING FORM
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)
all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)
all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)
all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)
all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)
all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

Notwithstanding the foregoing, the Collateral does not include any Excluded Property, as defined in the Amended and Restated Loan and Security Agreement between Debtor and Secured Party.
All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.